Exhibit 10.1

August 5, 2014 Amendment to the Amended and Restated Employment Agreement

WHEREAS the Board of Directors of Hasbro, Inc. ("Company") has determined that it is in the best interest of Company and its shareholders to amend certain terms of the Amended and Restated Employment Agreement between the Company and Brian Goldner ("Executive") effective as of October 4, 2012 (the "Employment Agreement");

WHEREAS Executive has agreed to the amendments and modifications of the Employment Agreement set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following changes to the Employment Agreement, effective as of August 5, 2014:

1.	Section 3.3 of the Employment Agreement shall be amended by adding the following language immediately after the defined term "Stock Price Component":

The parties acknowledge and agree that as of August 5, 2014, the Stock Price Component has been satisfied for the first two stock price hurdles ($45 and $52) listed in Schedule A to the Employment Agreement (the "Achieved Stock Price Hurdles"). The restricted stock units that are subject to the Achieved Stock Price Hurdles will vest if the Executive meets the Service Component and, for the avoidance of doubt, such restricted stock units are not subject to the additional 2017 Stock Price Vesting Component (as defined below). Notwithstanding the reference to the Special Equity Award having two vesting components, there shall be a third vesting component with respect to the fifty percent (50%) of restricted stock units that are subject to the achievement of the third and fourth stock price hurdles ($56 and $60) listed in Schedule A of the Employment Agreement (the "Remaining Stock Price Hurdles") (with one-half (½) of such restricted stock units (constituting a 25% tranche of the Special Equity Award) subject to the $56 hurdle and the other one-half (½) of such restricted stock units (constituting another 25% tranche of the Special Equity Award) subject to the $60 hurdle). The third vesting component for each twenty-five percent (25%) tranche of restricted stock units subject to the achievement of one of the Remaining Stock Price Hurdles shall require that, in addition to achieving the applicable Stock Price Component and the Service Component, the stock also achieve the applicable Remaining Stock Price Hurdle for the 30 consecutive trading day period ending immediately prior to December 31, 2017, calculated using the average closing price of the stock over such period (the "2017 Stock Price Vesting Component"). If the Stock Price Component and the Service Component are satisfied with respect to a 25% tranche of  restricted stock units subject to one of the Remaining Stock Price Hurdles, but the 2017 Stock Price Vesting Component with respect to such restricted stock units has not been satisfied, then the number of restricted stock units associated with such Remaining Stock Price Hurdle that will vest shall be reduced based on the schedule attached hereto as Schedule C.

2.
Section 3.4 of the Employment Agreement is hereby deleted in its entirety, along with Schedule B of the Employment Agreement that was referenced therein, and both Section 3.4 and Schedule B shall be replaced with "[intentionally omitted]". For the avoidance of doubt, this deletion eliminates the Total Shareholder Return (TSR) modifier that was described in Schedule B of the Employment Agreement, and all aspects of the Employment Agreement that reference Schedule B and/or provide any benefit to Executive pursuant to Schedule B shall be of no force or effect.

3.
The parties hereby acknowledge and agree that the Restricted Stock Unit Agreement and the Contingent Stock Performance Agreements which have been issued in 2013 and 2014 to memorialize the equity awards provided for in Section

3.3 and what was previously Section 3.4 of the Employment Agreement be and hereby are amended to reflect the amended terms set forth above in Sections 1 and 2 of this Amendment.

4.
Section 3.5 of the Employment Agreement shall be amended to change, beginning with the commencement of the 2015 fiscal year, the target long-term incentive award level from 500% to 400% of Executive's annualized base salary.

5.	Section 3.5 of the Employment Agreement shall be further amended to replace the first reference to "PSAs" with the following: "performance share awards ("PSAs")."

6.	Section 3.5 of the Employment Agreement shall be further amended to add the following after the last sentence of the Section:

Without otherwise limiting the authority or discretion of the Company's Compensation Committee or Board of Directors (the "Board") in 2015 or subsequent years, the award for 2015 shall include return on invested capital as one of the factors deemed relevant by the Compensation Committee and the Board in reviewing Executive's target long term incentive award levels. If Executive remains employed through December 31, 2017, and irrespective of whether his employment with the Company continues following such date, Executive shall (provided he abides by all non-competition, non-solicitation, confidentiality, and other similar obligations to the Company) remain eligible to receive a pro-rated portion of each PSA award that was granted to him pursuant to the Company's long-term incentive program prior to December 31, 2017, contingent in each case upon satisfaction of the relevant performance criteria, as determined by the Company in accordance with the applicable long-term incentive program following the end of each relevant performance period.

The number of PSAs that Executive shall receive with respect to each such award, assuming he remains employed through December 31, 2017 and contingent in each case upon satisfaction of the applicable performance criteria in each relevant performance period, shall be no less than one hundred percent (100%) of the 2015 PSA grant, two-thirds (2/3) of the 2016 PSA grant, and one-third (1/3) of the 2017 PSA grant, with the Company waiting in each instance until the end of the relevant performance period to determine the number of PSA shares earned. Such PSAs shall be issued at the same time as shares issued to other participants at the end of the applicable performance period.

7.	In Section 4.4.1(a) the phrase "(under Section 3.4)" shall be deleted and replaced with the phrase "(under Section 3.5)".

8.	The fourth sentence of Section 5.2 shall be deleted in its entirety and replaced with the following:

In the event of the termination of Executive's employment for death or Disability, the Service Component for the restricted stock units that are subject to vesting as a result of meeting the Achieved Stock Price Hurdles shall be waived and those shares shall vest immediately. Further, in the event of the termination of Executive's employment for death or  Disability, and, if and to the extent the Stock Price Component of the Special Equity Award was satisfied prior to Executive's death or  Disability with respect to one (or both) of the Remaining Stock Price Hurdles, the Service Component for the restricted stock units that are subject to vesting as a result of meeting the applicable Remaining Stock Price Hurdle shall be waived and between fifty percent (50%) and one hundred percent (100%) of such restricted stock units shall vest, with the precise percentage calculated as follows: The Company will determine whether, in the 30 consecutive trading day period ending immediately  prior to the termination of Executive's employment, the applicable Remaining Stock Price Hurdle for such restricted stock units was satisfied, calculated using the average closing price of the stock over such period (the "Early Termination Vesting Component"). If so, Executive will vest immediately in one hundred percent (100%) of such restricted stock units. If not, then the number of such restricted stock units that will vest shall be reduced based on the schedule attached hereto as Schedule C. For the avoidance of doubt, if the Stock Price Component has not been satisfied at the time of Executive's termination for death or Disability with respect to an applicable Remaining Stock Price Hurdle, then the restricted stock  units subject to that unmet stock price hurdle will not vest and the Special Equity Award will terminate with respect to any restricted stock units subject to such unmet stock price hurdle.

9.
Section 5.2 of the Employment Agreement shall further be amended by deleting the following language immediately before the defined term "Award": "including those covered by the equity adjustment referenced in Section 3.4".

10.	Section 5.3(e) shall be deleted in its entirety and replaced with the following:

A Prorated Portion (as defined below) of the Special Equity Award will vest for the restricted stock units subject to the Achieved Stock Price Hurdles. Further, if and to the extent the Stock Price Component of the Special Equity Award was satisfied prior to Executive's termination with respect to one (or both) of the Remaining Stock Price Hurdles, the Service Component for the restricted stock units that are subject to vesting as a result of meeting the applicable Remaining Stock Price Hurdle shall be waived and a Prorated Portion of between fifty percent (50%) and one hundred percent (100%) of such restricted stock units shall vest, with the precise percentage calculated as follows: The Company will determine whether the Early Termination Vesting Component was satisfied for such restricted stock units. If so, Executive will vest immediately in one hundred percent (100%) of the Prorated Portion of such restricted stock units. If not, then the portion of the Prorated Portion of such restricted stock units that will vest shall be reduced based on the schedule attached hereto as Schedule C. The "Prorated Portion" of restricted stock units that shall vest shall be calculated by multiplying the restricted stock units by a fraction, the numerator of which is the number of days from the Effective Date to the effective date of Executive's termination of employment, and the denominator of which is the total number of days from the Effective Date to and including December 31, 2017. For the avoidance of doubt, if the Stock Price Component has not been satisfied at the time of Executive's termination without Cause or resignation for Good Reason with respect to an applicable Remaining Stock Price Hurdle, then the restricted stock units subject to that unmet stock price hurdle will not vest and the Special Equity Award will terminate with respect to any restricted stock units subject to such unmet stock price hurdle.

11.	Section 5.4(f) shall be deleted in its entirety and replaced with the following:

The restricted stock units that are subject to vesting as a result of meeting the Achieved Stock Price Hurdles will vest. Further, if and to the extent the Stock Price Component of the Special Equity Award was satisfied  prior to Executive's termination with respect to one (or both) of the Remaining Stock Price Hurdles, the Service Component for the restricted stock units that are subject to vesting as a result of meeting the applicable Remaining Stock Price Hurdle shall be waived and between fifty percent (50%) and one hundred percent (100%) of such restricted stock units shall vest, with the precise percentage calculated as follows: The Company will determine whether the Early Termination Vesting Component was satisfied for such restricted stock units. If so, Executive will vest immediately in one hundred percent (100%) of such restricted stock units. If not, then the portion of such restricted stock units that will vest shall be reduced based on the schedule attached hereto as Schedule C. For the avoidance of doubt, if the Stock Price Component has not been satisfied at the time of Executive's termination without Cause or resignation for Good Reason with respect to an applicable Remaining Stock Price Hurdle, then the restricted stock units subject to that unmet stock price hurdle will not vest and the Special Equity Award will terminate with respect to any restricted stock units subject to such unmet stock price hurdle.

12.
Except as expressly modified herein, the Employment Agreement (as well as the Restricted Stock Unit Agreement and the Contingent Stock Performance Agreements issued in 2013 and 2014) shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year set forth below.

Hasbro, Inc.	Brian Goldner
/s/ Alfred J. Verrecchia	/s/ Brian Goldner
By: Alfred J. Verrecchia
Title: Chairmain, Board of Directors
August 5, 2014	August 5, 2014
Date	Date

Schedule C

	Percent of Tranche Earned
Average stock price over 30 consecutive trading day period ending immediately prior to December 31, 2017 (or, if applicable, Executive's date of termination)	$56 Tranche	$60 Tranche
≥ $60	100.0%	100.0%
$59	100.0%	95.0%
$58	100.0%	90.0%
$57	100.0%	85.0%
$56	100.0%	80.0%
$55	91.7%	75.0%
$54	83.3%	70.0%
$53	75.0%	65.0%
$52	66.7%	60.0%
$51	58.3%	55.0%
≤ $50	50.0%	50.0%

* For the avoidance of doubt, linear interpolation will be used to calculate the percent of a tranche earned if the average stock price falls between the round numbers listed above.